Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Karman Holdings Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated October 21, 2024, except for the effects of the restatement described in Notes 3, 12 and 13, as to which the date is December 23, 2024, relating to the consolidated financial statements of TCFIII Spaceco Holdings LLC (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the Company’s consolidated financial statements), and to the reference to our firm under the heading “Experts” in the Amendment No. 3 to Registration Statement on Form S-1 of Karman Holdings Inc. (No. 333-284382) and related prospectus.

/s/ Moss Adams LLP

Irvine, California
February 12, 2025